Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RAE Systems Inc.

San Jose, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113437 and 333-109840) and Form S-8 (Nos. 333-105368, 333-88684, 333-85720, and 333-32678) of RAE Systems Inc. of our reports dated June 6, 2005, relating to the consolidated financial statements of RAE Systems Inc. and the effectiveness of RAE Systems Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K/A No. 2. In our report on the effectiveness of internal control over financial reporting, we disclaim an opinion on management’s assessment and on the effectiveness of RAE Systems Inc.’s internal control over financial reporting.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP
San Jose, California
June 6, 2005